UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2016

Enstar Group Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2016, upon recommendation from its Compensation Committee, the Board of Directors of Enstar Group Limited (the “Company”) approved the Enstar Group Limited 2016-2018 Annual Incentive Compensation Program (the “Annual Incentive Program”), which provides for the annual grant of bonus compensation to the Company’s officers and employees, including its senior executive officers. This plan replaces the 2011-2015 Annual Incentive Compensation Program.

The Compensation Committee will administer the Annual Incentive Program and will determine, in its sole discretion, the allocation of the bonus pool among the participants. Bonus awards for each calendar year will be determined based on a percentage of the Company’s consolidated net after-tax profits. The percentage will be 15% unless the Compensation Committee exercises its discretion to change the percentage no later than 60 days after the Company’s year-end. Pursuant to the Annual Incentive Program, the Compensation Committee retains discretion to establish quantitative or qualitative performance objectives and corresponding target bonus amounts. Awards under the Annual Incentive Program may be paid in cash, ordinary shares issued pursuant to the Company’s equity incentive plan, or a combination of cash and shares, as determined by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: February 24, 2016	By:	/s/ Mark Smith
Mark Smith
Chief Financial Officer